SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Exhibit 99.2

SAVIENT PHARMACEUTICALS

Moderator: Anne Marie Fields
August 7, 2008
10:00 a.m. CT

Operator:

Welcome to the Savient Pharmaceutical 2008 Second Quarter Financial Results conference call. At this time all participants are in a listen only mode.

Following management’s prepared remarks we’ll hold a Q and A session. To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference please press star 0 for operator assistance.

As a reminder this conference is being recorded today, August 7, 2008. I would now like to turn the conference over to Mr. Brian Hayden, Chief Financial Officer. Please go ahead sir.

Brian Hayden:

Good morning and thank you for participating in today’s Second Quarter 2008 Financial Results conference call. We issued a press release late yesterday providing financial results and highlights of the Second Quarter ending June 30, 2008. This press release and others are available on our Web site at www.savient.com.

Before we begin I would like to read our Safe Harbor statement.

Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular we need to stress that when we discuss the information regarding the results from our development program for Puricase or pegloticase, which are still being further analyzed for the possibility of obtaining regulatory approval for our products in the United States and outside the United States no inference of the overall success of this development program nor guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission including without limitation the

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Company’s quarterly reports on Form 10-Q and our annual report on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 7, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of the senior management team including Philip Yachmetz, our Chief Business Officer, Paul Hamelin, our Head of Commercial Operations, Dr. Zeb Horowitz, our Chief Medical Officer, and Dr. Robert Lamm, our Head of Quality & Regulatory Affairs.

I would like to now turn the call over to Christopher Clement, our President and Chief Executive Officer.

Christopher Clement:

Thank you, Brian. Good morning and thank you all for joining us today.

I will begin today’s call with a brief overview of the progress we have made with our strategic development plans for pegloticase during the second quarter, including the progress on our Biologics License Application, or BLA, preparations for launching pegloticase in 2009 and progress on our business development activity. I’ll then turn the call over to Brian who will report on the company’s financial results for the second quarter. And then we’ll open the call for Q & A.

Much of our attention and focus this quarter has been directed to the completion and assembly of our BLA package. As you know, we reported a successful pre-BLA meeting with FDA on April 17, where we reached alignment and agreement with the FDA on the issues we discussed related to our submission. Since the depth from our clinical program suggested the drug would be used on a longer-term basis the FDA requested that we provide an adequate sample of data representing patient exposure to pegloticase for at least 12 months of continuous treatment. To accomplish this we will include patient data with six months exposure from the Phase 3 trail as well as six months or more exposure from the Open Label Extension or OLE.

In fact, we will have data from 95 patients with at least 12 months of continuous pegloticase exposure included in the BLA. If you recall, our original plan had been to file the BLA with the six months double-blind data from the Phase 3 program and then provide a safety update from the OLE post-submission.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

I am pleased to report that the key analyses integrating this twelve month safety and efficacy data from the open label extension study with the Phase 3 study data have been completed. We believe these analyses continue to provide robust evidence of ongoing efficacy and safety in the treatment failure gout population over the treatment period. In our view, pegloticase provides a highly favorable risk to benefit profile in patients with treatment failure gout.

Based upon our data, the BLA submission will include strong evidence of uric acid control which is the primary efficacy endpoint, as well as improvement in clinical endpoints such as the elimination of tophi, reduction in frequency of gout flares, and improvement in patient reported outcomes, such as bodily pain and physical functioning. As discussed with FDA during the pre-BLA meeting, we believe the strength of our clinical results in the orphan treatment- failure gout population which has no treatment options, will qualify for a priority review once the BLA is filed. We continue to believe, that, if approved, pegloticase will prove to be a transformational drug for this treatment failure gout population.

Following the pre-BLA meeting in April, we provided guidance that it would require approximately 3 months of additional work to integrate the open label data required by FDA into the BLA submission. By the end of September all analyses and work that will comprise our BLA submission will be completed.

Our BLA is a rich and complex data set with many different analyses and expensive hyperlinks contained therein so some additional time is required as we published the BLA in electronic format to ensure the highest possible quality of the filing. We estimate that this quality assurance process will require approximately three additional weeks to complete and thus we target to make our BLA filing on or around the end of October 2008. Assuming the pegloticase submission is granted a priority review, an FDA action date and potentially US launch are still targeted for the first half of 2009.

The open label extension protocol is ongoing with 123 patients participating. More than half of those patients have been treated with pegloticase in the extension study for longer than 12 months. Stated another way, these patients have been treated with pegloticase for longer than 18 months since the start of Phase 3. This high level of ongoing participation continues to support a positive benefit to risk profile. Long term safety and efficacy data derived from this extension protocol will be included in our presentation at the American College of Rheumatology in October.

With regard to our previously announced re-exposure study all eligible patients who are available for participation this study have received at least one dose of pegloticase. The trial was very small with only seven patients participating, but we believe even this small number will be informative about

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
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the safety of pegloticase re-exposure after a 4 to 5 year drug free period. As all patients are eligible to receive six months treatment, we do not expect to have data analyzed and reported until 2009 although a brief safety summary will be shared with FDA as part of the typical post-BLA submission safety update.

In May, we were the proud sponsors of Gout Awareness Day. The Gout and Uric Acid Education Society a patient advocacy organization led by Dr. Larry Edwards, a leading US gout expert and rheumatologist, teamed up with Philadelphia 76’ers coach Maurice “Mo” Cheeks, a gout sufferer himself, to raise public awareness of this debilitating disease. In show of our support for increasing public awareness about this debilitating condition, Savient kicked off the day by ringing the bell to open the NASDAQ Stock Exchange. This is the second year that Savient has provided corporate support for Gout Awareness Day.

In June, we attended the EULAR conference that is considered to be the premier annual European Rheumatology meeting. We hosted an advisory board meeting with leading European rheumatologists in which we obtained further insight on the perceptions of the management of inadequately controlled gout in the EU. These meeting were highly interactive and these Rheumatologists provided us with the benefit of their expertise with regard to their experience with gout patients. In addition to the advisory board meetings, we also have for the first time an exhibit booth at this important meeting that enabled us to establish a presence and help raise awareness of gout while providing a forum to engage with leading rheumatologists from around the world.

The next few months will be very exciting for us, not only if we file pegloticase BLA, but also as we begin to raise awareness of pegloticase and the benefit it can provide to the treatment failure population. The American College of Rheumatology or ACR meeting is coming up in mid-October. I am very pleased to announce that all six of the scientific abstracts we have submitted were accepted either for oral presentation or a poster session. We believe the publication of the pegloticase abstract is a reflection of the intense interest by the rheumatology community for this innovative therapy in a field which will see no successful treatment, no successful treatment in more than 40 years.

The critical safety and efficacy findings of our pivotal clinical program have been selected by the ACR to be presented from the podium during a plenary session. Plenary session representations are selected by the ACR on the basis of what they believe would be of greatest current interest to rheumatologists. Additionally, the detailed data correlating immune and clinical response to pegloticase will be presented in a separate oral presentation.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

The four remaining abstracts covering improvement in patient reported outcomes, tophus response to pegloticase, economic consequences of gout flares and the evidence for the treatment-failure gout population as an identifiable patient group will be presented at various poster sessions.

We are also pleased to announce, that two research articles from our Phase 2 study will be published in September or October in the prestigious journal “Arthritis and Rheumatism.” The availability of these publications and abstracts, coupled with the heightened awareness of pegloticase coming from the ACR meeting will provide a strong educational base and recognition of treatment failure gout as a debilitating disease as we prepare for the commercial launch of our potential new treatment next year.

Commercial planning activities are accelerating, as we prepare for potential launch in the US during the first half of 2009. There are several areas of major focus. These include: Field Force Organization - we are working to determine all the elements for a hiring plan for the 60 person sales organization to call on the rheumatology community. Sales reps will be brought on board approximately 30 to 60 days prior to launch.

Product Packaging and Supply Chain Activities – here, we are finalizing packaging materials to be submitted with the BLA and we will begin the contracting process with Specialty Pharmacy Distributors this fall.

Marketing and Brand Management – we are in the early stages of concept and message testing to create our promotional materials for physicians and patients. We have initiated this phase of launch planning because we have a complete picture of what the 12 month data demonstrates and can now anticipate what our life labeling might contain at launch.

We have also accelerated critical marketing research to understand market dynamics with infusion nurses and rheumatologists, as well as the initiation of our quantitative global pricing and reimbursement methods.

The last area of intense commercial preparation for launch is directed to the Managed Care Markets. We continue to make excellent progress building the tools and strategies that the private and government payers will need to have in order to evaluate the cost benefit equation for addition to formularies and reimbursement within their system.

On the business development, front we continue to explore strategic partnerships for pegloticase in order to maximize the potential for this important product globally. As previously reported we have a very systematic and thorough process under way to explore all potential options, and those efforts are ongoing. We continue to be pleased with the high level of interest expressed in commercializing this product.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

So at this point, let me turn the call over to Brian for the financial update.

Brian Hayden:

Thanks Chris. I’m going to discuss the financial highlights of the second quarter and year-to-date period ended June 30, 2008 that we reported in last night’s press release.

The net loss for the second quarter was $24.2 million or $0.45 per share, compared with a net loss of $9.6 million, or $0.18 per share, for the second quarter of 2007.

The net loss year-to-date was $41.8 million, or $0.78 per share, compared with a net loss of $17.5 million, or $0.33 per share, for the same period in 2007.

Total revenues for the second quarter primarily from Oxandrin and oxandrolone were $353,000, a reduction of $2.8 million from the same period in 2007. Year-to-date revenues were $1.5 million or $8 million less than year to date 2007.

The cause of the lower revenues is due to generic competition for Oxandrin, our oral synthetic derivative of testosterone used to promote weight gain following involuntary weight loss related to disease or medical condition.

We have expected our revenues to decline significantly due to the generic competition even though we launched our own authorized generic oxandrolone. Additionally, in the second quarter and year-to-date, we have increased our Oxandrin product return allowance due to an increase in our actual historical product return rates, which had a negative impact on net sales.

The sales of Oxandrin and oxandrolone continue to become less significant to our overall financial condition as sales continue to decline quarter over quarter.

Cost of goods sold for the second quarter was $219,000, a decrease of $426,000 from the same period in 2007, and due to the lower product sales of Oxandrin and oxandrolone. Year-to-date COGS were $552,000, an increase of $263,000 due to a one-time inventory obsolescence reserve that was reversed in the year-to-date 2007 period. Excluding this one-time adjustment in 2007 year-to-date COGS were lower in 2008 from 2007.

Research and Development expenses in the second quarter of 2008 were $15.7 million, an increase of $4.5 million from Q2 2007. Year-to-date R&D expenses were $26.9 million, $2.9 million higher than the previous year. These increases in R&D expenses were due principally to development of our secondary source of supply of our active pharmaceutical ingredient for pegloticase, including reservation fees from manufacturing capacity.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

R&D FAS 123 R stock compensation expense was $792,000 and $1.7 million for the second quarter and year-to-date respectively, compared with $499,000 and $1 million in Q2 and year to date 2007, respectively.

Selling, general, and administrative expenses were $10.4 million in the second quarter of 2008, an increase of $3.3 million from Q2 2007. Year-to-date SG&A expenses were $19.7 million, $5.2 million higher than the prior year. These increases were primarily due to litigation costs including loss contingency estimates for the settlement of two legal proceedings, one of which was finalized in July 2008, and the second is pending completion of settlement documentation.

SG&A FAS 123 R stock compensation expense was $1.3 million and $2.9 million for the second quarter and year-to-date 2008 respectively, compared with $1.2 million and $2.1 million in Q2 and year-to-date 2007 respectively.

Our investment income was $411,000 in the second quarter of 2008, a decrease of $1.9 million from Q2 2007. Investment income year-to-date was $1.4 million, a decrease of $3.3 million from the same period in 2007.

These decreases were due to reductions in our invested cash balances, as well as a move in investment to the less risky treasury money market funds, which resulted in lower income yields earned from these funds.

We ended the second quarter with $121.9 million in cash and short and long-term investments, down $22.3 million in total from December 31, 2007 year-end balances. As we have previously reported, a portion of our short and long-term investments at June 30, 2008 was invested in the Bank of America’s Columbia Strategic Cash Portfolio. This is represented by $7.3 million of short-term investments and $2 million of long-term investments. The long-term investments are included in other assets on our balance sheet. The Columbia Strategic Cash Portfolio was closed in December 2007, and the fund is in the process of liquidating their assets. We redeemed a portion of our total $20 million investment in December 2007 and during the first half of 2008 representing approximately $10.3 million. We anticipate based on the information received from the Bank of America, that we will redeem an additional $6 million by the end of 2008, for a total of $16.3 million of the $20 million, or 82% of our original investment. The remaining $3.3 million of our investment in the portfolio is expected to be redeemed in 2009. The investment in the Columbia fund is classified as restricted investments since the redemption of the funds are not at the discretion of the company. As previously indicated the remaining portion of our investment was maintained in highly liquid US Treasury funds.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Offsetting some of our cash burn in the first half of 2008 was the receipt in April of an $8.6 million US federal income tax refund from the utilization of our 2007 net operating losses to offset taxes previously paid related to 2006 taxable income. That concludes the financial portion of the Conference Call.

I would now like to turn the call back over to Chris.

Christopher Clement:

Thanks Brian. As we look forward the second half of 2008 will be an exciting time for Savient with the filing of our BLA, our presence at the ACR meeting in October, and the presentation of our Phase 3 and longer-term clinical results. Our business development activities will take shape during this time frame as we prepare for the commercialization in the US and prepare for a regulatory filing in Europe.

With that being said, let me now open the lines to Q and A.

Operator:

Ladies and gentlemen if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request you may do so by pressing the pound key. If you are using a speakerphone please pick up your handset before entering your request.

Again, we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure that you enter into the queue. One moment please for the first question.

And your first question is from Leland Gershell from Cowen and Company.

Leland Gershell:	Hi good morning. Thanks for taking my questions. With those seven patients treated with a dose in the re-exposure trial, any safety observations you can share with us from those dosing today?

Zeb Horowitz:	Leland this is Zeb. The only thing that we can say at this point is that there is nothing really to report here. We will give a full analysis when it is finally complete. So we have all the patients available to us enrolled and they’ve all received at least one dose, some of them multiple doses. And it is just nothing - as we expected there is just nothing to say about it.

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Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Leland Gershell:	Okay. And with the plan to submit some of that safety data to the FDA during your BLA review could you remind us as to what the requirements of that data is from the agency and the interplay with the label for, ultimate label for Puricase?

Zeb Horowitz:	As I believe we said before in a number of settings, that this re-exposure study was really set up by the company in response to demand by patients previously treated in the early trials and by their investigators, where these patients might have volunteered for a single dose Phase 1 study or the limited three month Phase 2, and since we reported the favorable data from the longer Phase 3 study, and they know we have the open label extension, they felt as early volunteers they were being denied access to a drug when they had no other effective treatment. And really that’s the reason we set it up. Obviously of course, it does hope to begin to address the question about is there any risk of safety, risk to re-exposing patients to a long, you know, multi-year drug-free interval. This never came up at the FDA. It was not discussed when we were planning the studies. It did not come up as a topic at the pre-BLA meetings, and I anticipate it’s not going to come up as a topic during the review. The reason we’re submitting it in the post submission safety up-date is there is a requirement for any clinical program, if there are ongoing studies of any kind, or ongoing safety information coming, even from a marketed product, the sponsor is obligated to report that according to an FDA-specified schedule, and the rules are very clear and they are not drug specific. So it is nothing to do with a specific request from FDA. That’s the whole story.

Leland Gershell:	Okay, And then one more question this time on the strategic front. Previously you had guided to some sort of update regarding your strategic activities for Puricase in the third quarter. Is there any change in expectation there particularly in light of the BLA filing timeline having moved somewhat down toward late October?

Christopher Clement:	No -- Leland this is Chris. You know, I still - we guided to giving an update on the status of our partnering activities by the end of third quarter and we will still provide that update.

Leland Gershell:	Okay great. Thanks for taking the questions.

Operator:	Your next question is from Gene Mack from Lazard Capital Market.

Gene Mack:	Hi thanks for taking the question. I guess Zeb is there any - can you give us any sort of characterization - the 7 patients that you dosed. Where their uric acid levels were relative to maybe prior to receiving Puricase the first time around?

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Zeb Horowitz:	Umm, let me try and answer it. The entry criteria for the re-exposure study were identical to the Phase 3 entry criteria with one exception. Phase 3 specifically excluded any patient with prior exposure to the drug. So in terms of uric acid, the entry requirement for the re-exposure study was the uric acid in the serum no less than 8 milligram per deciliter.

Gene Mack:	So these are all patients that had sort of a slow rebound of uric acid level?

Zeb Horowitz:	No there’s no, I don’t understand your question about rebound. What do you mean?

Gene Mack:	In other words after having been treated the first time with Puricase their levels have come back?

Zeb Horowitz:	Yeah, I think there may be a misunderstanding. We’re accepting patients in the re-exposure study, who may have had only one dose of pegloticase in Phase 1. And that dose might have been as low as 1/2 milligram. It is not that they had control, they had a treatment and were controlled and then several years later come back in the study. That is why I don’t call it re-treatment; I call it re-exposure. They may have had only one dose of 1/2 milligram. So you can’t, you can’t, it’s not appropriate to think of it that way.

Gene Mack:	Okay I understand. Thanks. And Chris could you just give us an update on - just remind us what the strategy is for MAA filing for Europe -- what the timing is?

Christopher Clement:	The MAA filing in Europe will now be in the first quarter of 2009.

Gene Mack:	Okay, and then just lastly in terms of what you think you might need to go forward launch in US in term of, well it is two parts. First, bringing on senior marketing personnel, are you thinking about doing that, you know, prior to, obviously I guess you are thinking of it, prior to the sales force? But how soon it just seems like the timeline is real tight there between filing the BLA, getting senior sales management on board, and then ramping up the headcount. And meanwhile everybody get comfortable with the marketing material.

Christopher Clement:	I’ll take a stab at it and then I will turn it over to Paul Hamelin. We have a small internal group now that’s been doing a lot of the preliminary planning and a lot of the foundation work that will go into putting together the commercial plan. However, we don’t want to spend resources until we have pretty good clarity around the approval date and those kinds of things. So, we’ll begin to really accelerate some of our hiring practices once our BLA gets accepted, so that will give us time to get the appropriate sales management people in place and then to move forward to get the sales reps in place, as I said somewhere between 30 to 60 days prior to launch itself. But I’ll let Paul give a little bit further color on that.

SAVIENT PHARMACEUTICALS
Moderator: Anne Marie Fields
08-07-08/10:00 am CT
Confirmation #55401705

Paul Hamelin:	Thank Chris. Let me try to approach it from this standpoint. If you exclude the sales force, the 60 sales representatives that we’ll hire 30 to 60 days before the launch. If you exclude that and then exclude the six district managers that lead that group we have, again, excluding those 60 to 66 people, we probably already have 60% to 70% of the critical people in marketing, in the sales operations area and our infrastructure already in place. Some of it is a carryover from when we were actively promoting and managing Oxandrin in the market, and the other portion of the team are people that we’ve added to the organization over the last year, year and a half gearing ourselves up to launch. So between now and year-end we will round out a few more of the internal people we need, and then ultimately leaving the 66 people for the field management and field organization for 2009 hires as we get much closer to the existing launch; and then within the internal team that we’ve already got we’ve got a number of people who have launch experience and experience in the different functional areas. That’s allowed us to be very efficient and to prepare for the launch to this point in time. So I think we’re in very good shape right now.

Gene Mack:	Okay thanks. That’s very helpful.

Operator:	Your next question is from Katherine Xu from Credit Suisse.

Katherine Xu:	Good morning everyone.

Brian Hayden:	Good morning Katherine.

Katherine Xu:	So sorry, my line was very spotty the first few minutes. I just want to confirm a few things if you don’t mind. So you said 95 patients with 12 months continuous treatment, that data has been cut and included in the BLA. Is that how it was?

Zeb Horowitz:	That is correct. Remember we, that data was cut in April. So while the study is ongoing, , so those patients are accumulating more and more exposure but the data analysis that was integrated for safety and efficacy includes those 95 out of 12 months and whatever patients may had more than 12 months, amongst those 95 and others.

Katherine Xu:	Got it. And then for the 127 patients that are remaining ORE at this moment and that is out of the 150-some that rolled over from the - to the open label right?

Zeb Horowitz:	I’m sorry. I don’t quite understand Katherine.

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Katherine Xu:	So, could you remind us of the number of patients that rolled over to the open label?

Zeb Horowitz:	Originally, there were 151 patients entered the open label and there are 123 still ongoing today.

Katherine Xu:	Okay, 123. All right, and then for the filing slippage into end of October could you elaborate a little more on the specific reasons attributing to that?

Zeb Horowitz:

Well, I’ll try and elaborate that sure. You know, when the request came in from the agency at the pre-BLA meeting to include the 12 month continuous exposure data and we agreed to that, that meant that not only did we then have to go back into the field, collect the CRFs, clean the CRFs, lock a database and verify that data, but it required new statistical programming, running that programming with mock data, then real data, then quality control of the output, correcting any deficiencies, going back and reprogramming. So it has taken a while to reach the point where, as Chris said, all the key analyses have been done. Then of course in reviewing all of these data you see opportunities for new analyses that hadn’t been programmed to understand various correlations because you want to get the best possible labeling.

Since it’s a rich data set and very favorable to us, we took the time to do the new programming. That means that our writing the actual creation of all the text for the BLA is going to be finished towards late September instead of early September, and you must do this extensive hyperlink checking and quality checking of all of the electronically published materials; and that just takes a number of weeks. So I think it is really because of this opportunity and requirement actually to include the 12 month data. But for us -- although it’s another three weeks it is gives us a very strong BLA in my opinion.

Katherine Xu:

Got it. With regard to the open label data, you know what kind of, just given what you have seen to date what do you envision that the treatment pattern for Puricase going forward, you know, especially chronically?

You know, one notion is that, you know, it’s not very clear whether the patients need frequent treatment after let’s say a year or so on a two week regiment let’s say. You know, when at the end of it they are already achieved some sort of, you know, some sort of state close to remission. So, you know, what kind of open label data do you have right now that would support ongoing treatments? And what kind of, you know to date, patient sentiment you’ve got, you know, to date to support longer-term treatment? And also what other kind of benefits in other organs or, you know, to support long-term treatment?

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Moderator: Anne Marie Fields
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Zeb Horowitz:

Well Katherine. You’re identifying the central question that can only be partially answered with the dataset we have. As I have said before, patients in the open label extension seen to be doing quite well, and, you know, we haven’t given details about the open label and I’m not going to do that here. All of the detailed data, or I should say, the relevant portions of the detailed data will be included in our ACR presentation. But overall patients seem to be doing quite well, and as I have said before I have been unsuccessful in convincing patients or physicians to stop using the drug -- whether they are on the every two week or the every four week regiment, regardless of their status of gout at this point; so patients who appear to be in remission insist on continuing taking the drug, and, you know, ultimately on the market I do not expect any limitation to the duration of treatment. And it will be a medical decision - a therapeutic decision, made by the physician together with his - with the patient. That’s how I think the labeling will describe that.

I think our dataset - it will be adequate to support chronic dosing without a limitation. I think it will describe in the label what the results of the clinical trials show. In my opinion I think in the US, anyway, the open label data will be included in descriptive labeling. But I, you know, ultimately this will have to be a therapeutic decision by the physician together with his patient. And we’re not going to have data on the durability of the remission after patients stop taking the drug - because frankly I don’t have a cohort of patients who have been willing to stop taking the drug. So, you know, that’s about where it stands. Is that getting to the answer you’re looking for?

Katherine Xu:	Yes to some extent. Thank you. One last question for Chris and Brian though the - in terms of the strategic process. So, previously there was a notion that there is going to be some kind of deal announced in Q3. Is that incorrect at this moment?

Brian Hayden:	That a deal would be announced in Q3? I believe we’ve always given the guidance that, you know, our planning and priming for a partnership was in the Q3 period and that we would give an update by the end of Q3.

Katherine Xu:	I mean - so you’ve been commenting Chris that there has been a broad and robust level of interest. Just curious, do you mind commenting, or just give us a ballpark, how many parties are involved in the process and what kind of companies they are?

Christopher Clement:	Yeah I can’t really go into to the details Katherine. But what I can tell you is that there has been a broad range of participation. And it has been very robust, as I’ve said before. So I think as I mentioned on the call we are very pleased with the level of enthusiasm and interest in commercializing this drug, and we’ll have to leave it at that for the time being.

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Moderator: Anne Marie Fields
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Katherine Xu:	Thank you.

Man:	Thank you.

Operator:	Your next question comes from Kim Lee from Pacific Growth.

Kim Lee:	Good morning. A couple of questions for you. First, on the open label extension trial. Of the 123 patients who are currently still in the trial, can you delineate how many patients are opting for the two week versus the four week regiment and how many are on observation?

Zeb Horowitz:

Yeah, initially out of 151 who enrolled, it was somewhat equal, a little more in the Q2 group. Only two patients enrolled in observation from the beginning. In January I had a series of conference calls with the investigators appealing to them to stop treating patients if anybody had, you know, some of the placebo patients who crossed over might have been having infusion reactions or whatever. I appealed to physicians to stop treating patients if they were aware that the uric acid was controlled, or if they were having any infusion reactions, because at that point frankly I didn’t have any of the OLE data to look at and we haven’t even analyzed all of Phase 3 and I could not offer any benefit to patients in those categories. But the investigators pushed back and said no. They thought the patients were benefiting regardless of uric acid or regardless of whether they had infusion reactions.

Over since then, I believe only a total of 12 patients have switched from treatment to observation. So at this time, from the 123 who continue in the study I think there are 14 patients on observation and the others are on drugs. It is roughly 80/60 split or 70/50 split across, I’m getting confused here. About two-thirds on Q2 and one-third on Q4 approximately. They seem to favor Q4.

We did allow patients to switch in the open label from treatment arm to treatment arm or to observation at six months. Not a lot have switched but the switch tends to be towards the Q2.

Kim Lee:	Okay, so to reiterate you said about 2/3 are on Q2 and 1/3 on Q4.

Zeb Horowitz:	That’s roughly. It may not be quite to that level but it’s approximate. I don’t have the numbers off the top of my head.

Kim Lee:	Okay great. And the additional small re-exposure study, your previous guidance is that you were planning to enroll about 15 to 20 patients and now you have seven. What are you doing to try and get additional patients?

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Zeb Horowitz:

We’re actually -- we’ve cut off enrollment at this point. Here’s the story. Our total universe of patients available to us was the Phase I (iv) with 24 patients, and the Phase 2 study with 41. And of those patients who didn’t have, you know any problems that would preclude them from enrolling in Phase 3. It turned out, and the total number of investigators that would have been available to us was eight. It turns out that four of the investigators out of that group of eight said that they had patients from the former trials who wanted to participate. And that total number was about 20 out of those 65 possible patients. When we applied the Phase 3 entry criteria to those, when the investigators applied the Phase 3 entry criteria to those 20 patients, we really only thought that there was about 10 who might qualify on the basis of having an elevated uric acid, or sufficient symptomatology to enter the study. That is they had to have symptomatic gout accompanied by uncontrolled hyperuricemia, and actually when we did the enrollment over June and July, only seven of those patients actually qualified and went through the process, and I wanted to limit the enrollment to not leave it, you know, without a time limit because the drug would be - they are expecting will be on the market next year. And I wanted to have some control over the way these patients are dosed and all that so they can get a six-month period of treatment that allows some historical comparison. So, I cut it off. There might have been one or two more who might have come in if I said had let enrollment continue into August.

But fundamentally we always knew it would be a small number. But it does turn out to be half of what we thought might actually come in and the main reason was they simply didn’t have enough symptoms or their uric acid wasn’t high enough at this point to get into this study. This drug is only for the treatment failure population that meets a certain degree of symptomatology or hyperuricemia.

Kim Lee:	Okay, and can you remind us if you are trying to include this data in your BLA filing?

Zeb Horowitz:	No it will not be with the submission. That’s never been our plan because the data is ongoing and interim, but as I said in answer to another question there is an FDA requirement for reporting any ongoing data or even if a drug is marketed, significant information from the market in term of safety. So as part of the required safety update post submission, and the FDA will tell us what time period that has to cover, depending on whether we get a priority review or not, we will include safety information from this small cohort as part of that typical safety update, just as we will include additional safety data from the open label extension in that safety update.

Kim Lee:	One last question. This is a financial question here. Do you expect R&D -- basically operating expenses, to be higher from Q2 - reported Q2? Should we

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use this as a good base to model forward and also if you expect Oxandrin sales to continue to decrease at this pace? Thanks.

Brian Hayden:

As we look through the rest of the year keep in mind that in Q2 we had some fairly significant development expenses that occurred, some one type of expenses. So I think as you think about the plan going forward, that the levels in Q2 were a little bit higher than what we might estimate for the rest of the, at least for the next quarter.

For the fourth quarter, depending upon how aggressive we are with starting to build out and getting ready for commercialization, we might start to see some expenses, some operating expenses start to increase in that period. But in the second quarter we had, between the settlement of some litigations and the development expenses around our secondary sources of manufacturing and our reservation fees, there was a fairly significant amount of money, somewhere in the neighborhood of 3 to $4 million that was included in that quarter that, you know, you could look at as a onetime expense.

Kim Lee:	And that was then under R&D?

Brian Hayden:	In the R&D expenditures and - yes, the R&D expenditures, and the litigation expenses would have been in the SG&A expenses.

Kim Lee:	Okay, great. And as far as Oxandrin sales go is this a good base to have these sales at?

Brian Hayden:	You know we were hit a little bit in the quarter, as I mentioned, because of the product return adjustment. So I think one would expect that the revenue line might be a little bit stronger than what we saw in Q2 because unless we continue to see, you know, product returns - historical product return rates going up. But I think the reason that revenues were down had a lot to do with the increase in our reserves in the second quarter. So I would hope that going forward in Q3 and Q4 that you might see a little stronger revenue line, albeit it is still relatively insignificant to our overall P&L.

Kim Lee:	Thanks a lot.

Operator:	Your next question is from Leah Hartman from CRT Capital.

Leah Hartman:	Good morning everyone. Several of my questions have been answered so Paul, thank you in particular for that business development and the commercialization strategy with the ramp up in Q1 expected. Just a final question I think, Brian, with respect to the litigation settlements can you give us a dollar amount with respect to the cash flows in the Q3, if the settlements are already in place?

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Brian Hayden:	The settlements were right around $1 million in total.

Leah Hartman:	Okay, so pretty nominal and congratulations to everyone on the abstracts for ACR in October. That is great pre-BLA filing. So we wish you good luck at the meeting.

Brian Hayden:	Thank you very much.

Operator:	Once again ladies and gentlemen as a reminder to register for a question please press star then the number 1 on your telephone. And your next question is from Carol Werther from Summer Street.

Carol Werther:	Do you know if the Phase 3 results would be at the plenary session at ACR?

Zeb Horowitz:	Yeah, this is Zeb. Hi Carol. It’s our expectation, yes, that the abstract that is presented will include some of the open label data because it has been integrated into safety and efficacy. So you will see the whole thing.

Carol Werther:	Great. And should, are we still thinking that you may need an FDA advisory committee panel meeting? And should we kind of think of that probably in Q1 of next year?

Zeb Horowitz:

Well look. You know, we have discussed this with the FDA briefly at the pre-BLA meeting. The FDA said that no formal decision had been taken yet and they had to wait until they got our submission.

They also said that should we get a priority review that holding an advisory panel would not extend the timeline for that review period. They would do everything; they would expect to stick to a six-month review time. So I would have to say that if we got an advisory panel it would have to fit within the review timing. That probably puts it in the late end of this year or early next year in order to give the FDA the opportunity to meet a six-month review timing. If we don’t get a priority review, which we do expect to get -- but if we don’t get a priority review then the FDA has plenty of time to schedule an advisory meeting.

Carol Werther:	Okay. And are you planning on starting any other Puricase trials in the second half of this year?

Zeb Horowitz:	No, we are not planning to, no.

Carol Werther:	Okay. I was just wondering -- and I don’t know if you have this information -- but after a patient comes off Puricase does it -- about how long might it take for the uric acid to build up again? Would you expect it to take years? Would it vary by patient?

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Zeb Horowitz:

Well if I could answer this question in two parts. First, you’ve got to think about the blood uric acid - the uric acid that is carried by the blood, differently then the uric acid that is carried in the tissues throughout the body. And you’ll remember that it’s really the tissue stores of uric acid that drive the disease signs and symptoms. Patients don’t feel anything when the uric acid is high or low in the blood. So our Phase 1 and our Phase 2 data, I believe, which will be published in abstract form, will now be published in peer reviewed journal articles in the next couple of months. I think that data is very clear that within about six weeks just about every patient who has stopped using pegloticase, who had excellent control of uric acid, that uric acid has returned towards baseline. But Phase III data does suggest that the return towards baseline is not always to baseline. It may be a few milligrams per deciliter lower than it was before they were treated with Puricase.

What I don’t have, is any information on the tissue pools of Puricase being depleted with the drug and then patients stopping, because, as I pointed out, although we expected in the open label that half the patients would enter on observation and many of the patients would have stopped using the drug by now. I really don’t have any patients available to me who had good control of uric acid who stopped using the drug, so I can’t say anything about signs and symptoms after you stop taking the drug except for Phase 2 which - where we did have patients who anecdotally reported improvements, we certainly saw that in the photographs of the gout tophi, and I can say with good deal of confidence there is no rebound affect -- if you will -- in signs or symptoms even though the uric acid goes back up. It probably takes a while of elevated uric acid before signs and symptoms would return. But I’m quite confident there’s no early rebound in signs and symptoms even with the uric acid going back up, but I don’t have data from Phase 3 on long-term durability in remission.

Carol Werther:	Okay great. Thanks very much.

Zeb Horowitz:	Sure.

Operator:	Your final question is from Eun Yang from Jefferies.

Eun Yang:	If I might one quick question. Given the fact that in the Phase 3 study that you have seen infusion related -- infusion data related reactions was there any kind of preventive measures in this study, including steroid use?

Zeb Horowitz:	Oh sure, yeah. If you go on clintrials.gov you’ll see the design of the study. As we said that in public many times, I think it is important for people to

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understand. At the request of the FDA, we gave an infusion reaction prophylaxis regiment that consisted of a non-sedating antihistamine the night prior to dosing and the morning of dosing along with acetaminophen the morning of dosing and 200 milligrams of hydrocortisone intravenously immediately prior to the dosing. And the beauty of the design of the Phase 3 program is because we have six months of placebo control we have, and I believe the FDA will have, a very high degree of confidence that with that placebo control any possible effect of the infusion reaction, prophylaxis, the gout flare prophylaxis, is well controlled, because the differences we see between treated patients and placebo patients will take into account any of these concomitant medications. So I think the design of the study was very ethical because we did our best to mitigate gout flares and to mitigate infusion reactions, but at the same time provide the highest possible level of scientific evidence to safety and efficacy by using the placebo-control.

So I think it is a very important question; a very good question. Of course in the open label, we had to continue those forms of prophylaxis. And there we can see the effect of the placebo patients in part crossing over onto treatment. So I think there’s another good level of control even for the open label extension.

Eun Yang:	Okay thanks very much.

Operator:	And at this time there are no further questions in queue.

Christopher Clement:	Okay, thank you Operator. I can tell you that our organization is focused and energized to complete the work necessary to bring our novel drug to the market. There is still a great deal of work required to get to the endpoint and we look forward to reporting on our progress during the course of the upcoming months. Thank you for joining us on this call today.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you.

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